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                                                                    EXHIBIT 23.1



                          INDEPENDENT AUDITORS' CONSENT



The Plan Administrator
GE Interlogix, Inc. 401(k) Retirement Plan:


We consent to incorporation by reference in the registration statement No. 333-83164 on Form S-8 of General Electric Company of our report dated June 12, 2003, with respect to the statements of net assets available for benefits of the GE Interlogix, Inc. 401(k) Retirement Plan (formerly Interlogix, Inc. 401(k) Retirement Plan) as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedule H, line 4i - schedule of assets (held at end of year) as of December 31, 2002, which report appears in the December 31, 2002 annual report on Form 11-K of GE Interlogix, Inc. 401(k) Retirement Plan.



/s/ KPMG LLP
Austin, Texas
June 26, 2003